Exhibit 99.1

                         Janus Hotels and Resorts, Inc.

                                  News Release

For Immediate Release: May 9, 2000



Contact: Louis S. Beck, Chairman
Telephone (561) 994-4800
E-mail lbeck@janushotels.com


Boca Raton, Fla.: (May 9, 2000) - Janus Hotels and Resorts, Inc. (JAGI-NASDAQ SmallCap), a Florida based hospitality company, announced today that James E. Bishop has resigned as President of the Company and from the Board of Directors effective April 30, 2000.

Louis S. Beck, Chairman of the Board, has formed a search committee to identify a new President of the Company. In the interim, Mr. Beck will assume the responsibilities for the day-to-day operations and management of the Company.

Mr. Beck and the Board of Directors thanked Mr. Bishop for his leadership in the formation and growth of Janus during his years of service and wished him the best in his new endeavors.

When used in Janus' press releases and in oral statements made with the approval of an authorized executive officer of Janus, the words or phrases "expects", "plans", "outlook", will likely result" or similar expressions (including confirmations by an authorized executive officer of Janus of any such expressions made by a third party with respect to Janus) are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Janus wishes to caution readers not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Janus has no obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

L.G. Zangani, LLC provides financial public relations service to the Company. As such, L. G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and/or other services performed for the Company. This remuneration may take the form of cash, capital stock in the Company, or warrants and/or options to purchase stock in the Company.

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